For more information, contact:

Anne Vincent

(210) 351-3778

anne.vincent@sbc.com

Note: SBC's third-quarter earnings conference call will be broadcast live via the Internet at

10 a.m. EDT on Oct. 20, 2005, at www.sbc.com/investor_relations.

SBC Communications Posts Strong Third-Quarter Results:

Substantial Margin Expansion, Record Gain in DSL Lines, Double-Digit

Data Revenue Growth and Further Advances at Cingular Wireless

•	Earnings per diluted share of $0.38 on a reported basis, $0.47 before merger- and hurricane-related costs at Cingular Wireless
•	19.0 percent consolidated operating income margin, up 250 basis points versus the year-earlier third quarter; 15.5 percent operating income growth
•	528,000 net increase in DSL lines, best-ever quarterly result;

6.5 million lines in service

•	10.1 percent growth in wireline data revenues, driven by strength in broadband and business services

•	Sixth consecutive quarter of growth in wireline revenues, with consumer revenues up 3.4 percent and business revenues up 2.3 percent
•	Further margin expansion at Cingular Wireless combined with solid customer growth; 52.3 million subscribers at quarter’s end
•	$3.3 billion cash from operations plus $1.4 billion in cash from Cingular in the third quarter
•	Share repurchases of $507 million in the third quarter, with at least an additional $1 billion targeted for the fourth quarter

SAN ANTONIO, Oct. 20, 2005 — SBC Communications Inc. (NYSE: SBC) today reported strong third-quarter results with expanded margins, robust growth in DSL and data services, and continued merger integration progress at Cingular Wireless, the United States' largest wireless provider, which is 60 percent owned by SBC.

SBC’s third-quarter earnings totaled $1.2 billion, or $0.38 per diluted share, on a reported basis and $1.5 billion, or $0.47 per diluted share, before merger- and hurricane-related costs at Cingular Wireless.

“SBC continues to execute well, and the fundamentals of our business are strong,” said Edward E. Whitacre Jr., SBC chairman and chief executive officer. “DSL gains accelerated. Cingular Wireless’ results are trending better than we had projected. Productivity initiatives have helped reduce costs and expand margins. And cash from operations continues to be strong, which has allowed us to increase activity in our share repurchase program.

SBC Reports Third-Quarter 2005 Earnings

“Our results demonstrate excellent focus ahead of our planned merger with AT&T,” Whitacre added. “In addition to substantial synergy opportunities, AT&T brings world-class IP networks, advanced product sets and a premier reputation for innovation and quality service. Planning for integration has been thorough. We will be ready to move quickly to deliver a seamless experience for customers as soon as we receive final approvals, which we expect in the fourth quarter.”

Consolidated Third-Quarter Financial Results

Results for the quarter ended Sept. 30, 2005, included: (1) SBC's portion of Cingular Wireless' $637 million of merger integration and noncash intangible amortization costs, which amounted to $0.08 per diluted share; and (2) SBC’s portion of Cingular’s $96 million in costs associated with Hurricanes Katrina and Rita, which amounted to $0.01 per diluted share.

•	On a reported basis, SBC's third-quarter earnings from continuing operations totaled $1.2 billion, or $0.38 per diluted share.
•	Excluding the items noted above, SBC's third-quarter earnings from continuing operations would have totaled $1.5 billion, or $0.47 per diluted share.
•	These results compare with third-quarter 2004 earnings from continuing operations of $1.2 billion, or $0.38 per diluted share.

During the third quarter of 2004, SBC sold its interest in directory operations covering 129 directories in Illinois and northwest Indiana, resulting in an after-tax gain of $827 million, or $0.25 per share. Third-quarter comparisons are based on results from continuing operations, which exclude this gain as well as results from the sold directory business in both periods.

SBC's third-quarter 2005 revenues totaled $10.3 billion, up 0.3 percent versus the year-earlier quarter. Wireline revenues totaled $9.4 billion, up 0.4 percent from the third quarter of 2004. The third quarter of 2005 was SBC's sixth consecutive quarter of growth in business, consumer and total wireline revenues. Wireline consumer revenues grew 3.4 percent, and business revenues increased 2.3 percent, partially offset by expected declines in wholesale revenues due to a reduction in UNE-P access lines. Third-quarter 2004 results included a net increase in revenues of approximately $60 million from regulatory and other matters, including a September 2004 California Public Utilities Commission decision on UNE-P rates.

Third-quarter 2005 operating expenses totaled $8.4 billion, down 2.7 percent from the third quarter of 2004, reflecting progress with productivity initiatives and force reductions. SBC’s total workforce declined by approximately 3,100 in the third quarter and by approximately 8,200 over the first three quarters of 2005. SBC expects its force reduction for the full year to approach 10,000.

SBC Reports Third-Quarter 2005 Earnings

SBC’s third-quarter operating income was $2.0 billion, up 15.5 percent versus the year-earlier quarter, and its operating income margin expanded to 19.0 percent, versus 16.5 percent in the year-earlier quarter.

In the second quarter of 2005, SBC’s operating income margin was 14.7 percent on a reported basis and 17.0 percent excluding a $236 million charge to terminate agreements with WilTel Communications. Excluding the WilTel charge, SBC has now posted three straight quarters with both year-over-year and sequential margin expansion.

SBC generated $3.3 billion in cash from operations in the third quarter and received an additional $1.4 billion in cash from Cingular Wireless. Year to date through the third quarter, SBC generated $8.4 billion in cash from operations and received an additional $2.6 billion in cash from Cingular Wireless.

During the third quarter, SBC used $507 million of cash to repurchase 20.8 million of its common shares. SBC expects to buy back at least an additional $1 billion in shares during the fourth quarter of 2005, with continuing repurchases in 2006.

Wireline Operational Highlights

SBC's third-quarter wireline metrics reflect solid operational progress.

DSL — SBC added 528,000 DSL lines in the third quarter, its best-ever quarterly increase and 31 percent better than its net gain of 402,000 in the third quarter a year ago. Over the past four quarters, SBC has added 1.8 million DSL lines and ended September with 6.5 million in service, No. 1 among U.S. telecommunications providers. DSL/Internet revenues grew 22.8 percent versus the third quarter of 2004 and were up 6.0 percent versus the second quarter of this year.

Data Revenues — Wireline data revenues grew 10.1 percent versus results in the year-earlier quarter to $3.0 billion, driven by DSL/Internet growth, along with solid results in transport and integration services for businesses. SBC ranks No. 1 among its immediate peers in total data revenues.

Long Distance — SBC's total long distance lines increased by 554,000 to 23.3 million in service, up 18.0 percent from the third quarter of 2004, and long distance revenues grew 9.7 percent versus the year-earlier quarter. At the end of the third quarter, 62 percent of SBC's retail consumer lines and 45 percent of its retail business voice lines included long distance service.

Consumer Retail Connections — The third quarter was SBC’s fifth straight quarter with a net increase in consumer retail connections — retail access lines, DSL lines and video subscribers.

SBC Reports Third-Quarter 2005 Earnings

SBC achieved a net increase in these connections of 306,000 in the quarter and 1.1 million over the past four quarters.

Access Lines — SBC's retail business line base declined by less than 2,000 in the third quarter, compared with a decline of 168,000 in the third quarter a year ago. Consumer retail primary lines declined by 114,000, versus 119,000 in the third quarter of 2004. Additional lines declined by 119,000, versus a decline of 140,000 in the third quarter of 2004. As expected, SBC's switched wholesale line total declined by 556,000 — versus a decline of 213,000 in the third quarter of 2004 — due to a 643,000 decline in UNE-P lines. SBC ended the third quarter of 2005 with 50.2 million total switched access lines.

Cingular Wireless Results

As required by Generally Accepted Accounting Principles (GAAP) for joint ventures, SBC reflects Cingular Wireless' results in the Equity in Net Income of Affiliates line of its Consolidated Statements of Income rather than in consolidated revenues and expenses. Cingular's detailed financial results are shown in SBC's Statements of Segment Income.

In the third quarter, Cingular Wireless achieved significant improvement in operating income, reflecting progress across a range of integration initiatives while sustaining solid subscriber growth.

During the quarter, gross subscriber additions totaled 4.4 million. Cingular has now posted more than 4 million gross adds in each of the four quarters following its acquisition of AT&T Wireless. Cingular’s third-quarter net subscriber gain was 867,000, bringing its total to 52.3 million. Average monthly subscriber churn in the third quarter was 2.3 percent, compared with 2.2 percent in the second quarter of this year and pro forma churn of 3.2 percent for the year-earlier third quarter. Third-quarter churn among Cingular’s postpaid subscribers was 2.0 percent, compared with 1.8 percent in the second quarter of 2005. Cingular’s churn results reflect school-year seasonal patterns and a relatively high number of contract expirations during the quarter. ("Pro forma" results, which are provided to help compare current and prior-period results, reflect acquisitions and dispositions, including the acquisition of AT&T Wireless, as if they had occurred on Jan. 1, 2003.)

Cingular's third-quarter revenues totaled $8.7 billion, up 6.2 percent versus pro forma revenue of $8.2 billion for the third quarter of 2004 and up 1.6 percent versus the second quarter of this year.

Cingular's third-quarter reported operating expenses totaled $8.1 billion, essentially unchanged from the second quarter of this year. Reported operating income totaled $657 million, up 30.4 percent from $504 million in the second quarter of this year.

SBC Reports Third-Quarter 2005 Earnings

Cingular's third-quarter operating expenses included $241 million of direct merger integration costs and $96 million in hurricane-related costs. Excluding these costs, operating income would have totaled $994 million, up 40.4 percent from a comparable $708 million in the preceding quarter. Excluding an additional $396 million of noncash expenses for the amortization of intangibles that were acquired as part of Cingular's merger with AT&T Wireless, third-quarter operating income would have been $1.4 billion, up from a comparable $1.2 billion in the second quarter of 2005.

Agreement to Acquire AT&T

On June 30, 2005, the shareholders of AT&T Corp. voted to approve the merger agreement with SBC. The planned transaction will combine AT&T's global systems capabilities, business and government customers, and fast-growing Internet Protocol (IP)-based business with SBC's local exchange, broadband and wireless capabilities.

The acquisition is subject to approval by regulatory authorities and other customary closing conditions. The companies have cleared regulatory hurdles in 33 states and the District of Columbia. Three states with approval authority remain to be completed. Federal and international reviews are also under way. SBC expects approvals to be completed to allow closing by late 2005.

SBC Communications Inc. is a Fortune 50 company whose subsidiaries, operating under the SBC brand, provide a full range of voice, data, networking, e-business, directory publishing and advertising, and related services to businesses, consumers and other telecommunications providers. SBC holds a 60 percent ownership interest in Cingular Wireless, which serves more than 52 million wireless customers. SBC companies provide high-speed DSL Internet access lines to more American consumers than any other provider and are among the nation's leading providers of Internet services. SBC companies also offer satellite TV service. Additional information about SBC and SBC products and services is available at www.sbc.com.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in SBC's filings with the Securities and Exchange Commission. SBC disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.

This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company's Web site at www.sbc.com/investor_relations.

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